Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT
DATED AS OF NOVEMBER 4, 2004 BETWEEN CHRIS RILEY AND TICKETMASTER L.L.C.

This Amendment No. 2 (this “Amendment”) is entered as of August 17, 2009 (the “Amendment Effective Date”) , with regard to that certain Employment Agreement dated as of November 4, 2004, between Chris Riley (“Employee”) and Ticketmaster L.L.C. (the “Company”), as amended by that certain Amendment No. 1 to Employment Agreement dated as of January 4, 2008 (as amended, the “Agreement”).  All capitalized terms used herein without definition will have the meaning given them in the Agreement.

WHEREAS, it is the intention of the parties to amend the terms of the Agreement as set forth below.

NOW, THEREFORE, the parties agree as follows:

1.                                       Section 1A of the Agreement is hereby amended to provide that, effective as of the Amendment Effective Date, Employee is employed by the Company as General Counsel, Senior Vice President and Secretary.

2.                                       Section 2A of the Agreement is hereby amended, effective as of the Amendment Effective Date, to extend the Term (as defined in the Agreement) until the third anniversary of the Amendment Effective Date, unless terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached to the Agreement.

3.                                       Section 3A(a) of the Agreement is hereby amended, effective as of October 28, 2008, to increase Employee’s Base Salary (as defined in the Agreement) to $325,000 per year.  Further, Section 3A(a) of the Agreement is hereby amended, effective as of the Amendment Effective Date, to increase Employee’s Base Salary to $400,000 per year.

4.                                       The Company hereby agrees to pay Employee a one-time signing bonus of $100,000 promptly following the Amendment Effective Date, subject to all applicable withholdings.

5.                                       A new Section 7A is hereby added to the Agreement to read in its entirety as follows:

“7A.                                               SECTION 409A COMPLIANCE.

(a)                                  This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Each amount to be paid or benefit to be provided to Employee shall be construed as a “separate identified payment” for purposes of Section 409A to the fullest extent permitted therein.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Employee receives in one taxable year shall not affect the amount of such benefits that Employee receives in any other taxable year.  “

6.                                       Section 1(d) of the Standard Terms and Conditions included as part of the Agreement is hereby superseded and replaced in its entirety with the following, effective as of the Amendment Effective Date:

(d)                                 TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE WITH GOOD REASON.  If, prior to expiration of the Term, Employee’s employment with the Company is terminated (A) by the Company for any reason other than Employee’s death or Disability or for Cause or (B) by Employee’s resignation for Good Reason:

(i)                                     the Company shall pay Employee the Base Salary through the earlier of (1) the twelve-month anniversary of the date of termination or (2) the end of the Term, in either case payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of the period indicated, beginning on or immediately following the date that is 30 days following the date on which Employee’s termination occurs (as such longer period as may be required by applicable law); provided that, if such termination or resignation occurs earlier than twelve months prior to the end of the Term, Employee will have the option, with the Company’s consent, to receive either the severance described above in this subsection (i) or a one-time lump-sum severance payment of $200,000, which option shall be exercisable by Mr. Riley by written notice to the Company within 30 days following the date of termination; provided, further, that if Employee elects the one-time severance payment of $200,000, the provisions of Section 1(e) below

(MITIGATION; OFFSET) will not apply and will no longer have any force or effect; and

(ii)                                  the Company shall pay Employee within 30 days of the date of termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below).

The payment to Employee of the severance benefits described in Section 1(d)(i) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, such general release to be executed and promptly delivered to the Company (and in no event later than 21 days following Employee’s termination of employment, or such longer period as may be required by applicable law).  As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee’s written consent; (i) a material reduction in Base Salary; or (ii) a relocation of Employee’s principal place of business more than 50 miles from the Los Angeles, California metropolitan area; provided that in no event shall Employee’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (i) or (ii) shall have occurred that is an isolated and inadvertent action not taken in bad faith and Employee provides the Company with written notice thereof within ninety (90) days after Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) if the circumstance or event is curable, the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Employee resigns within thirty (30) days after the expiration of the Company’s cure period referred to in clause (y) above

7.                                       A new Section 10 is hereby added to the Agreement immediately following Section 9 of the Standard Terms and Conditions to the Agreement to read in its entirety as follows:

“10.  SECTION 409A COMPLIANCE.

(a)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b)  If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to the payments described in clause (i) of Section 1(d) and any other payment or the provision of any other benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee or (ii) the date of Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  The provisions of this Section 10(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  In no event shall the Company be required to pay Employee any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

(c)  It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Agreement shall be construed and interpreted consistent with that intent.”

8.                                       Except as explicitly set forth in this Amendment, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date written above:

TICKETMASTER L.L.C.

By:	/s/ Irving L. Azoff
Name: Irving L. Azoff
Title: Chief Executive Officer

/s/ Chris Riley
Chris Riley